Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

John Baldissera

BPC Financial Marketing

800-368-1217

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

August 9, 2013

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR SECOND QUARTER 2013

MINNEAPOLIS – August 9, 2013 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended June 30, 2013.

Second Quarter Results

Net earnings for the second quarter of 2013 were $0.2 million, compared to net earnings of $0.4 million in the second quarter of 2012. Loss from operations was $1.2 million for the second quarter of 2013 compared to a loss from operations of $1.1 million for the second quarter of 2012. Basic and diluted earnings were $0.01 per share for the second quarter of 2013 compared to earnings of $0.02 per share for the second quarter of 2012.

Lakes Entertainment reported second quarter 2013 net revenues of $8.5 million, compared to prior-year second quarter net revenues of $2.5 million. The increase was due primarily to the addition of $4.9 million in net revenue related to the operation of the Rocky Gap Casino Resort near Cumberland, Maryland (“Rocky Gap”), which Lakes acquired on August 3, 2012 and which commenced gaming operations on May 22, 2013. Also contributing to the increase in revenues was an additional $1.1 million in management fees earned during the second quarter of 2013 compared to the second quarter of 2012 related to the Red Hawk Casino, owned by the Shingle Springs Band of Miwok Indians, near Sacramento, California.

During the second quarter of 2013, property operating expenses for Rocky Gap, which primarily related to gaming operations, rooms, food and beverage and golf were $3.4 million.

For the second quarter of 2013, selling, general and administrative expenses were $4.6 million compared to $1.9 million in the second quarter of 2012. Included in these amounts were Lakes corporate selling, general and administrative expenses of $2.0 million and $1.9 million during the second quarters of 2013 and 2012, respectively. The increase in Lakes corporate selling, general and administrative expenses was due primarily to an increase in professional fees which was partially offset by a decrease in payroll and related expenses and travel expenses. Rocky Gap selling, general and administrative expenses were $2.6 million during the second quarter of 2013.

On May 22, 2013, Rocky Gap opened its recently completed gaming facility which features 558 video lottery terminals, 10 table games, a casino bar and a new lobby food and beverage outlet. The AAA Four Diamond Award® winning property also includes a hotel, restaurants, spa, and the only Jack Nicklaus signature golf course in Maryland. A new event center is being constructed which will be able to accommodate large groups and will feature multiple flexible use meeting rooms and is expected to be available for use in the fourth quarter of 2013. Lakes expenses certain project preopening costs as incurred. During the second quarter of 2013, Lakes recognized preopening expenses of $0.9 million related to the Rocky Gap project. There were no preopening expenses during the second quarter of 2012.

There were no impairments and other losses during the second quarter of 2013. Lakes recognized impairments and other losses of $1.4 million during the second quarter of 2012 which included $0.8 million due to the March 2012 determination that Lakes would not continue to move forward with the casino project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California, and the termination of Lakes’ agreement with the Jamul Tribe. Also included in impairments and other losses for the three months ended July 1, 2012 were $0.6 million related to costs associated with development plans for the Rocky Gap project which were subsequently revised.

Amortization of intangible assets related to Indian casino projects was $0.3 million for each of the second quarters of 2013 and 2012.

Depreciation and amortization was $0.5 million for the three months ended June 30, 2013 compared to $0.1 million for the three months ended July 1, 2012. The increase related to depreciation on Rocky Gap fixed assets.

Other income, net, was $1.5 million for the second quarter of 2013 compared to $1.4 million for the second quarter of 2012, a significant portion of which relates to non-cash accretion of interest on the Company’s notes receivable.

As of June 30, 2013, the Company was in a year-to-date pre-tax book loss position. There was no income tax benefit for the second quarter of 2013 because the Company has utilized all carry back potential and future realization of benefits is uncertain. The income tax benefit for the second quarter of 2012 was $0.1 million and resulted from the Company’s ability to carry back its taxable losses to a prior year and receive a refund of taxes previously paid.

Six Month Results

Net losses for the six months ended June 30, 2013 were $0.1 million, compared to net earnings of $2.2 million for the six months ended July 1, 2012. Loss from operations was $3.1 million for the first six months of 2013 compared to $2.7 million for the first six months of 2012. Basic and diluted losses were less than $0.01 per share for the first half of 2013 compared to earnings of $0.08 per share for the first half of 2012.

Lakes Entertainment reported net revenues of $11.9 million for the first six months of 2013, compared to net revenues of $4.5 million in the prior year period. The increase was due primarily to the addition of $5.4 million in net revenue related to the operation of Rocky Gap. Also contributing to the increase in revenues was an additional $1.9 million in management fees earned during the first half of 2013 compared to the prior year period related to the Red Hawk Casino.

During the first six months of 2013, property operating expenses for Rocky Gap which related primarily to gaming operations, rooms, food and beverage and golf were $4.0 million.

For the six months ended June 30, 2013, selling, general and administrative expenses were $8.4 million compared to $4.2 million for the six months ended July 1, 2012. Included in these amounts were Lakes corporate selling, general and administrative expenses of $4.0 million and $4.2 million, during the first six months of 2013 and 2012, respectively. The decrease in Lakes corporate selling, general and administrative expenses was due primarily to a decrease in payroll and related expenses and travel expenses which was partially offset by an increase in professional fees. Rocky Gap selling, general and administrative expenses were $4.4 million during the first six months of 2013.

During the six months ended June 30, 2013, Lakes recognized preopening expenses of $1.2 million related to the Rocky Gap project. There were no preopening expenses during the prior year period.

There were no impairments and other losses during the six months ended June 30, 2013. Lakes recognized impairments and other losses of $2.3 million during the six months ended July 1, 2012 which included $1.7 million due to the March 2012 determination that Lakes would not continue to move forward with the casino project with the Jamul Tribe, and the termination of Lakes’ agreement with the Jamul Tribe. Also included in impairments and other losses for the six months ended July 1, 2012 were $0.6 million related to costs associated with development plans for the Rocky Gap project which were subsequently revised.

Amortization of intangible assets related to Indian casino projects was $0.5 million for both the six months ended June 30, 2013 and the six months ended July 1, 2012.

Depreciation and amortization was $0.7 million for the six months ended June 30, 2013 compared to $0.1 million for the six months ended July 1, 2012. The increase related to depreciation on Rocky Gap fixed assets.

Other income, net, was $3.0 million for the six months ended June 30, 2013 compared to $2.7 million for the six months ended July 1, 2012. A significant portion of the remaining other income, net, in both periods relates to non-cash accretion of interest on the Company’s notes receivable.

There was no income tax benefit for the six months ended June 30, 2013 because the Company has utilized all carry back potential. The income tax benefit for the six months ended July 1, 2012 was $2.1 million and was primarily due to the Company’s ability to carry back its estimated taxable losses to a prior year and receive a refund of taxes previously paid

Tim Cope, President and Chief Financial Officer of Lakes stated, "We are excited to have opened the new gaming facility at our Rocky Gap Casino Resort near Cumberland, Maryland. Construction of the event center at Rocky Gap is on track and we expect to open that space during the fourth quarter of this year.” Mr. Cope continued, “While initial results at Rocky Gap were below expectation, we have been able to implement marketing plans to make the surrounding market aware of our offerings and we have seen increases in visitation and a growth in revenue during the month of July. Management fees from the Red Hawk Casino were up again this quarter over the prior year second quarter due primarily to a decrease in operating expenses related to a favorable state revenue share audit.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “During the month of July, we entered into a debt termination agreement with the Shingle Springs Tribe which is contingent upon the Tribe making a payment to us of $57.1 million. If the Tribe makes this payment our management agreement for the Red Hawk Casino would also terminate at that time. All existing agreements will remain as is until such payment is made and if the payment is not made then the existing agreements with the tribe will remain in place under their existing terms until their original expiration, which is December 2015. If the accelerated payment of $57.1 million is made to us under this agreement, it will allow us greater flexibility in considering new investments.” Mr. Berman continued, “In addition, we effectively own 5% of the company that now owns the Dania Jai Alai fronton in Dania Beach, Florida. That company has a Florida gaming license and is in the development phase of expanding the existing property into a full scale casino operation. We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC’s 80% ownership in the open and operating Horseshoe Casino Cleveland, the Horseshoe Casino Cincinnati, and the Thistledown Racino in North Randall, Ohio.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino. Lakes has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, and an investment in Dania Entertainment Center, LLC’s Dania Jai Alai fronton in Dania Beach, Florida.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	June 30, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$26,753	$32,480
Management fees receivable	2,131	-
Income taxes receivable	2,166	2,161
Prepaids	1,092	186
Other	2,166	1,069
Total current assets	34,308	35,896
Property and equipment, net	28,238	13,279
Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	40,661	38,247
Intangible assets	2,599	3,127
Management fees receivable and other	553	4,786
Total long-term assets related to Indian casino projects	43,813	46,160
Other assets:
Investment in unconsolidated investee	20,997	20,161
License fee	2,085	2,100
Land held for development	1,130	1,130
Other	955	996
Total other assets	25,167	24,387
Total assets	$131,526	$119,722

Liabilities and shareholders' equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,391	$1,265
Current portion of Long-term debt	475	-
Other	3,926	2,978
Total current liabilities	5,792	4,243
Long-term debt, net	10,813	-
Long-term contract acquisition costs payable, net	2,550	3,302
Total long-term liabilities	13,363	3,302
Total liabilities	19,155	7,545
Total shareholders' equity	112,371	112,177
Total liabilities and shareholders' equity	$131,526	$119,722

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Revenues:
Management fees	$3,650	$2,503	$6,378	$4,446
Gaming	3,188	-	3,188	-
Room	615	-	879	-
Food and beverage	703	-	901	-
Other operating	410	-	507	-
License fees and other	23	16	40	36
Gross revenues	8,589	2,519	11,893	4,482
Less promotional allowances	40	-	40	-
Net revenues	8,549	2,519	11,853	4,482

Costs and expenses:
Gaming	2,018	-	2,018	-
Room	214	-	325	-
Food and beverage	759	-	1,062	-
Other operating	418	-	633	-
Selling, general and administrative	4,613	1,905	8,380	4,208
Impairments and other losses	-	1,399	-	2,328
Preopening expenses	902	-	1,167	-
Amortization of intangible assets related to Indian casino projects	265	265	529	528
Loss on disposal of property and equipment	143		143
Depreciation and amortization	460	51	717	106
Total costs and expenses	9,792	3,620	14,974	7,170

Loss from operations	(1,243)	(1,101)	(3,121)	(2,688)

Other income (expense):
Interest income	1,741	1,578	3,494	3,161
Interest expense	(264)	(242)	(472)	(494)
Other	10	44	10	58
Total other income, net	1,487	1,380	3,032	2,725

Earnings (loss) before income taxes	244	279	(89)	37
Income tax benefit	-	(145)	-	(2,142)
Net earnings (loss) including noncontrolling interest	244	424	(89)	2,179
Net loss attributable to noncontrolling interest	-	1	-	61

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$244	$425	$(89)	$2,240

Weighted-average common shares outstanding
Basic	26,441	26,441	26,441	26,436
Diluted	26,643	26,441	26,441	26,436
Earnings (loss) per share
Basic	$0.01	$0.02	$0.00	$0.08
Diluted	$0.01	$0.02	$0.00	$0.08